EMPLOYMENT SEVERANCE AGREEMENT
                       AND MUTUAL RELEASE


     Food Lion, Inc. (the "Company") and Dan A. Boone (the
"Executive") social security number ###-##-#### hereby agree as follows:


1.   Purpose of Severance Agreement and Release.

     A. The parties recognize that during his 14 years of employment with the Company, theExecutive has performed valuable service to the Company in a confidential capacity. By virtue of his responsibilities during his employment, the Executive has acquired valuable proprietary information of a sensitive and confidential nature pertaining tothe Company's business operations, trade secrets, its strategies and plans,which, if disclosed to individuals or entities not employed by the Company, would materially harm the Company and/or provide an unfair advantage to its competitors.

     B.   The purpose of this Employment Severance Agreement and
Mutual Release of Liability(the "Severance Agreement and Release") is to set forth the terms of the Executive's severance from employment with the Company, to resolve fully any and all obligations arising out of his employment and severance from employment, and to protect the Company's legitimate interest in maintaining the confidentiality of information pertaining to its business plans and operations known to, or possessed by, the Executive.


2.   Termination of Employment.

     A. The Executive will resign from employment with the Company effective August 26, 1996 (the "termination date").

     B. On August 26, 1996, the Executive shall terminate his participation in the Profit Sharing Retirement Plan of Food Lion, Inc. The Executive shall be entitled to receive all vested benefits owing under the Company's employee benefit plans in which the Executive is participating as of the date of his resignation to the extent set forth and specifically provided for by such plans and/or to the extent otherwise required by law.


3.   Consideration.

     A. In consideration of the Executive's release of all claims that may exist against the Company in connection with his employment as more specifically set forth below in Paragraph 4, and in consideration of the Executive's compliance with the obligations set forth below in Paragraphs 7 and 8, and provided the Executive complies with all other terms and conditions of this Severance Agreement and Release, the Company agrees that:

     1. The Company will pay the Executive his current weekly salary of $4,144.39 for the period beginningAugust 26, 1996, and ending February 28, 1998, payable on regular biweekly pay periods during this term. However, at any time during the period
August 26, 1997, through February 28, 1998, in which Executive is employed, or receives any compensation for services, then the weekly payment due to the Executive shall be reduced by the lesser of fifty percent of his current weekly salary or the weekly compensation he receives. Executive shall give notice to the Company, through the Vice President of Human Resources, of any such employment or compensation for services at least 21 days in advance or as promptly as is reasonably possible. These payments shall be subject to all legally required state and federal tax deductions and withholdings.

     2. The Company will pay the net amount of $5,000 toward outplacement services.

     3. The Executive will be paid accrued vacation pay for three weeks and three (3) days.

     B. The Executive acknowledges that the rights and payments provided in Paragraph 3(A):

          1. represent valuable consideration over and above what he is otherwise entitled to in connection with the termination of his employment and that his release of claims in Paragraph 4 and his agreement to comply with the obligations of Paragraphs 7 and 8 of this Severance Agreement and Release are in return for this consideration;

          2. shall be in lieu of any and all claims for severance pay, additional wages, bonus, salary, accrued vacation and sick leave pay or other compensation, or benefits, or claim of damages he may have as of his termination date other than vested benefits described in Paragraph 2(C) and such rights as Executive may have to obtain continued insurance coverage under COBRA; and

          3. arise solely out of the terms of this Severance Agreement and Release and are not part of any Company severance pay plan.

     C. The Company acknowledges that its promises and releases contained in this Severance Agreement and Release are for good and valuable consideration.

4.   Waiver and Release.

     As a material inducement for Executive and Company to enter this Severance Agreement and Release, each of them hereby irrevocably and unconditionally releases and forever discharges the other as detailed below.

     A. The Executive releases and forever discharges all claims he may have against the Company, its subsidiaries, affiliates, parents, predecessors, and all officers, directors, representatives, agents or employees in any manner arising out of or attributable to his employment with the Company. This release includes all claims that may have existed on his termination date relating to the Executive's employment with and termination from the Company, whether brought by Executive or by a third party on his behalf, including, but not limited to:

          1. discrimination on the basis of age, including claims under the Age Discrimination in Employment Act as amended, the Americans with Disabilities Act, or other applicable federal statutes and other applicable state and local statutes;

          2. any claim under any statute, law or regulation, based on any fact, matter, event or cause, whether known or unknown, arising out of or relating to the employment relationship between the Executive and the Company or the Executive's termination therefrom.

     B. The Executive agrees not to institute any legal or administrative proceeding against the Company or those persons described in Paragraph 4(A) as to any matter based upon, arising out of or related to his employment, compensation during his employment, or termination of his employment with the Company.

     C. The Company, on behalf of its officers, directors, employees, agents, counsel, successors, assigns and related entities hereby releases and forever discharges Executive, his heirs, assigns and representatives from any and all claims, liabilities, damages, costs, and other obligations in any manner arising out of or attributable to his employment with the Company, and will indemnify and hold harmless the Executive, his heirs, assigns and representatives from such claims, except those claims attributable to the gross negligence or willful misconduct of the Executive.

     D. This Severance Agreement and Release does not waive or release rights or claims for occurrences after the effective date of this Severance Agreement and Release. This Severance Agreement and Release does not preclude the Executive or Company from filing a lawsuit against the other for purposes of enforcing rights conferred to each other under this Severance Agreement and Release.

5.   Company Property.

     On or before August 27, 1996, the Executive agrees to return all property belonging to the Company he may possess, or that he has possessed but has provided to a third party, including, but not limited to, all original and copies of Company documents, files, memoranda, notes, computer-readable information(maintained in disc or any other form) and video or tape recordings of any kind other than personal materials relating solely to the Executive. Executive promises that he has not and will not retain, distribute, or cause to be distributed, any original or duplicates of any such Company material specified in this Paragraph.

6.   Loans.

     The Company and the Executive acknowledges that, as of the date of this Agreement, there is an outstanding balance in the amount of one hundred forty thousand dollars ($140,000.00) (the "Loan") owed by the Executive to the Company pursuant to the Company's Low Interest Loan Plan (the "Plan") . The Executive agrees to repay the full outstanding balance on or before January 31, 1997.

7.   Confidentiality.

     A. The Executive and Company agree that the existence and terms of the Severance Agreement and Release are and shall remain confidential, and further agree not to disclose the existence or terms of the Severance Agreement and Release to any third party, except that:

          1. the Executive may disclose to his family that he resigned from the Company and the amount of consideration he received in connection with his separation and disclose the terms and conditions of this Severance Agreement and Release to his attorneys, tax consultants, state and federal authorities or as may be required by law;

          2. the Company may disclose the terms and conditions of this Severance Agreement and Release as is necessary to carry out the terms of this Agreement to its managers, officers and board of directors, insurers, consultants, accountants, attorneys, state and federal tax authorities, or as may be required by law, including but not limited to disclosure as may be required in the Company's proxy statement and as required by SEC public reporting requirements;

          3. the Company and the Employee may disclose to other parties only that the Executive resigned voluntarily and that the parties parted amicably; and


     B. As described more fully in Paragraph 1(A) of this Severance Agreement and Release, the Executive acknowledges that as a result of his employment by the Company, he has acquired confidential or proprietary information of special value to the Company. The Executive covenants and agrees:

          1. that he shall not, directly or indirectly, orally or in writing, at any time in the future disclose any information of the Company as defined in Paragraph 7(B) (2), whether such information is a trade secret, confidential or proprietary, to any person, partnership, corporation or other business entity, except with the written permission of the Company.

          2. that for purposes of Paragraph 7(B) (1), the term "any information of the Company" means all information which relates to matters such as, but not necessarily limited to, trade secrets, research and development activities, books and records, expansion strategies, operational plans or strategies, real estate strategies, or other processes or strategies, distribution channels, pricing information and private processes, real estate site selection, projected store openings or closings, employee communications, training or development strategies, advice given by any legal counsel or other consultants retained by the Company whether or not protected by the attorney-client or work product privileges.

          3. Paragraph 7(B) (1) or (2) shall not be violated by the disclosure of information which is disclosed pursuant to a court order or as otherwise required by law, on conditions that notice of the requirement for such disclosure is given to the Company before the Executive's making any disclosure and the Executive cooperates in resisting such disclosure upon reasonable request by the Company at the Company's expense.

     C. The Executive acknowledges that, by virtue of the responsibilities assigned to him throughout his employment, in the event he should make any public statements relating to the Company after his termination, such statements could be attributed to the Company or be viewed as authoritative and based on information to which the Executive had access while employed by the Company. Accordingly, the Executive agrees that for the period from the effective date of this Agreement until February 28, 1998, he will make no public comment in any way relating to the Company.

8.   AGREEMENT NOT  TO COMPETE.

     The Executive acknowledges that the Company has legitimate business interests in assuring that the skills and knowledge relating to the nature and character of the Company's business obtained by the Executive during his employment with the Company are not converted to the use of entities in competition with the Company or who are engaged in activities aimed at damaging the Company's public image or are otherwise antithetical to the Company's lawful interests. In recognition of these legitimate interests, the Executive agrees that:

     A. The Executive agrees that from August 26, 1996 until February 28, 1998, he will not compete with the Company, directly or indirectly, by acting either individually or as an advisor, representative, agent, employee, partner, shareholder, investor, consultant, or in any other similar capacity, on behalf of any other person, partnership, corporation or other business in the retail grocery industry, which shall include warehouse membership clubs selling groceries or other retail formats selling food products, (but which shall not include manufacturers of food products not engaged in the retail grocery business, and shall not include stores of 10,000 square feet or less), in the geographical area defined in Paragraph 8(B). The Executive's ownership of not more than one percent (1%) of the stock of any publicly-held grocery chain shall not be deemed a violation of this Paragraph.

      B. The Executive agrees not to act in the capacities set forth in Paragraph 8(A) for entities operating in North Carolina, South Carolina, Virginia, Tennessee, Georgia, Florida, Maryland, Delaware, Kentucky, West Virginia, Pennsylvania, Texas, Oklahoma, and Louisiana.

     C. From August 27, 1996 to February 28, 1998, the Executive further agrees not to recruit, solicit or otherwise contact employees of Food Lion on behalf of any other entity, either directly or as an agent, in order to solicit or induce any Food Lion employee to accept employment with another entity.

     D. In the event the Company ceases to operate in any of the states included above, then the restriction with respect to said state shall cease upon the date the Company ceases operations in said state.

9.   ENFORCEMENT.

     The Executive agrees that he has received good and valuable consideration for his agreement both to adhere to the confidentiality provisions of Paragraph 7 and to the non-compete provisions of Paragraph 8 and that in the event the Company obtains evidence that Executive has violated Paragraphs 7 or 8 in any respect, the Company shall have the option to:

     A. cease payment of any additional amounts provided for in Paragraph 3(A) of this Severance Agreement and Release; or

     B. obtain temporary and permanent injunctive relief in a Superior Court of the State of North Carolina to remedy such violation. The Executive consents tojurisdiction of that court to provide such injunctive relief. The Executive agrees that failure to comply with his obligations under Paragraphs 7(B), 7(C), or 8(A), 8(B) or 8(C) of this Severance Agreement and Release shall constitute irreparable harm to the Company, without regard to any demonstrable economic harm to the Company from Executive's breach, and that the appropriate remedy for partial or total breach of those provisions shall be an interim and permanent order directing specific performance with each and every term of this Severance Agreement and Release, with damages resulting from the breach, and all costs and attorneys fees incurred in obtaining enforcement of this Severance Agreement and Release to be awarded to the Company. The Executive further agrees that in such proceeding, he shall make no assertion of mitigation in defense to the Company's prayer for injunctive relief.

10. Acknowledgment of Voluntary Nature of Severance Agreement and Release.

     By signing this Severance Agreement and Release, the Employee and the Company acknowledge:

     A. That each has entered into this Severance Agreement and Release voluntarily and fully understands all of its terms;

     B. That the Executive has been advised and has had the opportunity to consult with an attorney prior to signing this Severance Agreement and Release;

     C. That the Executive has been given the opportunity to consider this Severance Agreement and Release for a period of at least twenty-one (21) days, and, after consulting with his attorney, has voluntarily and freely executed this Agreement prior to the expiration of the twenty-one day period, and has voluntarily and freely waived the right to consider the Agreement and Release for the full twenty-one day period; and,

     D. That the Executive and Company are not relying on any statement or promise other than as contained in this Severance
Agreement and Release.

11.  Assistance.

     Upon reasonable notice, the Executive agrees to willingly give his assistance, including his attendance, where appropriate, to the Company's defense or prosecution of any existing or future claims or litigation. The Company will reimburse the Executive for all reasonable travel expenses incurred by the Executive in complying with this section. In the event the Executive is no longer entitled to the payments set forth in Section 3 of this Agreement, then the Executive shall be compensated at the rate of $100 per day for such assistance.

12.  Revocation Period.

     The Executive understands that he has a seven (7) day period after signing this Severance Agreement and Release in which to revoke or rescind his agreement and release of claims, by informing the Company's President in writing of his decision to revoke. To be effective, the rescission must be delivered to the Company's Chief Executive Officer either by hand or by mail within the seven day period. If sent by mail, the rescission must be postmarked within the seven day period, properly address to the Company's Chief Executive Officer, and sent by certified mail, return receipt requested.

13.  Binding Agreement.

     A. This Severance Agreement and Release will become effective and enforceable upon the expiration of the seven day revocation period referred to in Paragraph 12 (the "effective date"). The Executive and the Company understand that following the seven day revocation period, this Severance Agreement and Release will be final and binding.

     B. This Severance Agreement and Release constitutes the entire agreement of the parties with respect to the subject matter set forth herein and there are no promises, understandings or representations, oral or written, other than those set forth herein.

     C. The Executive and the Company promise that, after the Severance Agreement and Release becomes final and binding, they will not pursue any claim which has been waived under the Severance Agreement and Release and will not challenge the enforceability of the Severance Agreement and Release by filing or instigating any lawsuit or administrative complaint or investigation arising out of the Employee's employment or termination.

14.  Law of North Carolina.

     This Severance Agreement and Release, having been prepared, executed and delivered in the State of North Carolina, and shall be governed by the laws of the State of North Carolina.

15.  Severability.

     Each provision of this Severance Agreement and Release is intended to be severable. If any provision, sentence, phrase or word of this Severance Agreement and Release or the application thereof to any person or circumstance shall be held invalid or unenforceable, the remainder of this Severance Agreement and Release, or the application of such provision, sentence, phrase or word to persons or circumstances, other than those as to which it is held invalid, shall not be affected thereby.

16.  Notices.

     Any notices required or permitted to be given by the parties shall be given in writing by certified mail, return receipt requested, or by prepaid telegram, delivered to:

     Lester C. Nail
     Vice President of Legal Affairs
     2110 Executive Drive
     Post Office Box 1330
     Salisbury, NC  28145-1330

          and

     Dan A. Boone
     250 Ikerd Drive
     Concord, NC  28025


17.  Death of Executive.

     In the event of the death of the Executive prior to February
28, 1998, any payments due under this Severance Agreement and Release will be made to the beneficiary designated by the Executive in writing, and, if no beneficiary is designated, to his Estate.


                                   FOOD LION, INC.



Dated: September 6, 1996              By:Eugene R. McKinley

                                          Eugene R. McKinley
                                          Vice President -- Human
                                          Resources


                                   EXECUTIVE



Dated: September 5,1996             By: Dan A. Boone

                                      Dan A. Boone



                            Exhibit A



                              September 12, 1996



MEMO TO:  VICE PRESIDENTS

     Food Lion announced today that Dan Boone, Chief Financial Officer, has left the company, effective August 26, 1996. Dan has been with Food Lion for 14 years, serving for the past six years as CFO. He was a member of the Board of Directors from 1991- 1994.
     Food Lion Chairman and CEO, Tom Smith, praised Dan for his contributions to the growth and success of the company and wished him success in his future endeavors. Until a successor is named, the Finance department, which has reported through Boone to Bill McCanless, Senior Vice President of Administration and Chief Administrative Officer, will report directly to McCanless.
     Food Lion is one of the nation's ten largest supermarket chains, serving nine million customers per week. The company and its 72,000 employees offer Extra Low Prices and More at 1,093 supermarkets in 14 states.

                              Best regards,

                              EXTRA LOW PRICES AND MORE



                              TOM E. SMITH